Exhibit 99.1

Zion Oil & Gas Announces Renewed Operations Underway for MJ-01 Well Testing & Recompletion Project

Current Unit Program Ends on February 28

DALLAS, Texas, and CAESAREA, Israel, February 18, 2025 – Zion Oil & Gas, Inc. (OTC: ZNOG) is pleased to announce a significant operational milestone as work resumes on the recompletion of the Megiddo-Jezreel 1 (MJ-01) well in Israel. This marks a crucial phase in Zion’s ongoing efforts to unlock Israel’s onshore energy potential.

Operations Update: Crews on the Ground and Progress Underway

Zion’s rig crew arrived in Israel on February 15, 2025, and has commenced critical maintenance and preparatory work. The rig, which was safely “warm stacked” in September, is undergoing necessary maintenance procedures, including fluid changes, lubrication and greasing, and mechanical, electrical, and safety audits to ensure peak functionality.

Following maintenance, the team will begin drilling out the temporary plug at approximately 1,100 meters. This phase is expected to take 2-3 weeks, paving the way for the subsequent well recompletion and testing operations. Once the plug is removed, Zion will proceed with setting a permanent plug at the deeper part of the well to isolate the targeted zones of interest for testing.

Global Coordination & Logistics

Zion Oil & Gas has successfully navigated complex logistical challenges to ensure the timely delivery of essential equipment. Resources are currently enroute from across the globe, including India, Romania, Germany, the Netherlands, the UAE, the United States, and Tanzania. This unprecedented international cooperation underscores the dedication and perseverance of Zion’s team and partners.

“As we move forward with this phase of operations, we are witnessing God’s provision in extraordinary ways,” said Monty Kness, VP of Operations. “The ability to coordinate a project of this scale, with equipment and expertise sourced from multiple continents, is a testament to both our team’s determination and the global support behind our mission.”

Security and Site Preparedness

Zion has maintained continuous security at the MJ-01 site, ensuring a stable and secure operational environment. Additionally, commercial air travel into Israel has steadily resumed, further supporting logistical operations.

“Our focus remains on safety, precision, and execution,” said Zion CEO Rob Dunn. “With boots on the ground and critical equipment in motion, we are committed to seeing this project through knowing God has directed our steps forward.”

Completion Timeline & Next Steps

With all necessary equipment expected to be on-site by mid-March, barring unforeseen circumstances Zion anticipates its well completion and testing operations should be nearing completion in Q2 2025. The team remains confident in its planned operations and will continue to provide updates as milestones are achieved.

Final Opportunity: Unit Program Closing February 28, 2025

Zion Oil & Gas reminds investors that the current Unit Program will close on February 28, 2025. This is the final opportunity to participate before the program concludes.

For every $250.00 UNIT purchased, investors receive:

- Common stock based on the high-low average sale price on OTCQB: ZNOG for the day of purchase (or the next trading day if purchased after 4:00 PM EST).

- 50 Warrants with an exercise price of $0.25 each.

- 50 Additional Warrants for those enrolled in Automatic Monthly Investments (AMI) at $50/month or more (one-time only).

- Warrants are exercisable for 12 months from March 31, 2025, to March 31, 2026.

To learn more, visit www.zionoil.com/dspp

Faith & Perseverance

John Brown, Zion’s Founder and Chairman, expressed gratitude for the unwavering support from shareholders and believers in its mission. “We remain steadfast in our calling, knowing that each step forward is guided by the Lord. As we embark on this critical phase of operations, we are encouraged by His promises and the faithfulness of our supporters.”

About Zion Oil & Gas, Inc.

Zion Oil & Gas, a U.S. public company traded on OTCQB: ZNOG, is dedicated to exploring for oil and gas onshore in Israel under its Megiddo Valleys License 434 which covers approximately 75,000 acres.

For more information, visit www.zionoil.com.

“The end of a matter is better than its beginning, and patience is better than pride.”

Eccl 7:8 NIV

“Bless the Lord, O my soul, and forget not all his benefits, who forgives all your iniquity, who heals all your diseases, who redeems your life from the pit, who crowns you with steadfast love and mercy, who satisfies you with good so that your youth is renewed like the eagle’s.”

Ps 103:2-5 ESV

Contact:

Andrew Summey

VP, Marketing and Investor Relations

Zion Oil & Gas, Inc. (OTC: ZNOG)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

Telephone: 888-891-9466

Email: info@zionoil.com

www.zionoil.com

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including, but not limited to, statements regarding Zion’s operations or any disruptions thereto and the results therefrom, including timely testing and completion; timely availability, shipment, and receipt of necessary equipment and rig crews; Zion’s ability to discover and produce oil in commercial quantities; Zion’s ability to continue as a going concern; operational risks in ongoing exploration efforts including timely resolution of supply and operational disruptions; regulatory approvals, including necessary and timely work visas for crews, needed for exploration within our license and the rig’s operation; the effect of the uncertainties and potential delays associated with wars and skirmishes between Israel, Hamas, and other organizations and/or countries, and liquidity for shareholders on the OTC market are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties, and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Zion’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Zion’s filings with the SEC. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.